Exhibit 8.1

February 17, 2015

Luna Innovations Incorporated

One Riverside Circle, Suite 400

Roanoke, VA 24016

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to the requirements of Form S-4 (Item 21) and Regulation S-K Item 601(b)(8), as described in Section 5.9(b) of the Agreement and Plan of Merger and Reorganization made and entered into as of January 30, 2015 (the “Reorganization Agreement”), by and among Luna Innovations Incorporated, a Delaware corporation (“Parent”), API Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Advanced Photonix, Inc., a Delaware corporation (the “Company”).

Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement or the S-4 Registration Statement, as applicable. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Pursuant to the Reorganization Agreement, Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent immediately after the effective time of the Merger (the “Effective Time”). The Merger and other transactions contemplated by the Reorganization Agreement and related agreements are collectively referred to in this opinion as the “Transaction.”

We have acted as counsel to the Parent in connection with the Transaction. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Reorganization Agreement;

(b) the S-4 Registration Statement;

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(c) those certain tax representation letters dated February 17, 2015, solely as to factual matters, delivered to us by Parent, the Merger Sub and the Company (the “Tax Representation Letters”); and

(d) such other instruments and documents related to the formation, organization and operation of Parent, the Merger Sub and the Company and to the consummation of the Transaction as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by Parent, the Merger Sub and the Company, their managements, employees, officers, directors, members and stockholders in connection with the Transaction, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true, complete and accurate at all relevant times;

(c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d) The Merger is consummated in accordance with the Reorganization Agreement without any waiver, breach or amendment of any material provision thereof, and the Merger will be effective under applicable state law; and

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, in our opinion (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; (ii) each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (iii) the following material U.S. federal income tax consequences will result from such qualification as a reorganization:

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•	U.S. Holders of Company common stock will recognize no gain or loss upon the receipt of Parent common stock for their Company common stock, except with respect to cash received in lieu of fractional shares of Parent common stock (as discussed below);

•	the aggregate tax basis of the shares of Parent common stock that are received by U.S. Holders of Company common stock in the Merger (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis of the shares of Company common stock surrendered in exchange therefor; and

•	the holding period of the shares of Parent common stock received by a U.S. Holder of Company common stock in connection with the Merger will include the holding period of the shares of Company common stock surrendered in exchange therefor.

A U.S. Holder of Company common stock who receives cash in lieu of a fractional share of Parent common stock generally will be treated as having received such fractional share in the Merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received. Any such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the Merger, the U.S. Holder’s holding period in the Company common stock exchanged is more than one year; otherwise, such capital gain will be short-term capital gain.

Payments in lieu of fractional shares of Parent common stock may, under certain circumstances, be subject to information reporting and backup withholding unless the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against such Company stockholders’ U.S. federal income tax liability, provided the information is timely furnished to the Internal Revenue Service.

This opinion does not address the various U.S. state, local or non-U.S. tax consequences that may result from the Transaction and does not address the U.S. federal tax consequences of any transaction other than the Transaction as described in the Reorganization Agreement. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Transaction except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

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This opinion only represents our best judgment as to the U.S. federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

This opinion is being delivered to you solely for use in connection with the Transaction. It is intended solely for your benefit and that of the Company’s stockholders and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.

Sincerely,

/s/ Jeremy Naylor
Jeremy Naylor

COOLEY LLP